Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc., Provides Update on Clinical Development of Solithromycin and Taksta(TM)

-Conference call at 4:30 p.m. EST, today-

CHAPEL HILL, N.C., Dec. 16, 2013 – Cempra, Inc. (Nasdaq: CEMP), today provided an update on the clinical development of solithromycin and Taksta(TM). Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra, will host a conference call and webcast at 4:30 p.m. EST, today, to discuss the current status of the company’s clinical programs.

Solithromycin

The company has recently initiated Solitaire-IV, the company’s global solithromycin intravenous (IV)-to-oral Phase 3 clinical trial, in patients with community-acquired bacterial pneumonia (CABP). Solitaire-IV joins Solitaire-Oral, the first global Phase 3 study of solithromycin in CABP patients, which initiated enrollment in December 2012.

“Cempra is focused on developing truly differentiated antibiotics for the acute care and community settings that we believe will offer significant benefit to patients, payors and providers,” said Dr. Fernandes. “The goal of Solitaire-IV is to provide evidence of safety and efficacy of an IV-to-oral step down regimen that we believe will provide clinicians and their patients a better therapeutic option to treat CABP. Currently, hospital-admitted patients spend seven to 10 days in the hospital receiving a combination of different oral and IV antibiotics. Future treatment with IV solithromycin would be monotherapy and it would enable the option to switch to the oral form and leave the hospital sooner, which should save money for the provider and payor and improve patient quality of life. We look forward to presenting results on this study when available as well as reporting top-line results of Solitaire-Oral, which we expect in mid-2014.”

Solitaire-IV is a double-blind, placebo-controlled and global multi-center study in which approximately 800 patients with PORT-II to PORT-IV CABP will be randomized to initially receive intravenous administration of either 400 mg of solithromycin or 400 mg of moxifloxacin.

Patients can switch to oral dosing of the drug they started on (800 mg loading dose followed by 400 mg once daily for a total of five days for solithromycin or once-daily oral administration of 400 mg of moxifloxicin for seven days) based on a decision by the physician. The primary endpoint is non-inferiority of early response at 72 hours in the intent to treat (ITT) population, which is specified by the proposed FDA guidance.

CABP is one of the most common bacterial infections resulting in five to 10 million cases and 1.1 million hospitalizations per year in the U.S. It is the number one cause of death from an infection, particularly for the very young and old. Patients hospitalized for CABP face a mortality rate of 23%. Recognizing the importance of this disease, pneumococcus, the primary pathogen in CABP, was elevated to qualified infectious diseases pathogen status by the FDA and both oral and IV solithromycin were designated Qualified Infectious Products.

Solithromycin is Cempra’s fourth-generation macrolide/fluoroketolide with potential for broad use. Cempra is developing oral capsules, intravenous formulation and a pediatric suspension for planned use in all age groups, both in the hospital as well as in outpatient use. Solithromycin is the first new antibiotic in over 20 years being developed in dosing formulations suitable for all populations.

Taksta(TM) – Phase 2 results to date

The Phase 2 study is an open-label randomized clinical trial in which 50 patients with prosthetic joint infection (PJI) will be randomized to receive either oral Taksta plus rifampin or current standard of care, which is intravenous antibiotic therapy with antibiotics such as vancomycin, nafcillin or cefazolin. The primary outcome measure is demonstration of infection-free status at 12 weeks following initiation of therapy. To date, 31 subjects with PJI have been screened, at 14 sites, of which 21 subjects were enrolled on Taksta plus rifampin. Of these 21, 13 patients were dropped from the study for various reasons including not growing a positive culture. The remaining eight were randomized into the trial. Three of the subjects that received Taksta plus rifampin completed the 12-week regimen. One of the patients was declared a success at re-implantation with a negative culture. The other two are doing well and are awaiting surgery. One patient did not tolerate the Taksta-rifampin combination. Of the four patients in the standard of care arm, one patient has completed IV therapy and surgery is pending, the second patient was successfully treated but was switched from IV vancomycin to IV daptomycin mid-stream during the course of treatment, the third patient was successfully treated but another bacterium was isolated, which may be a possible contaminant and the fourth patient is still on intravenous therapy. Enrollment is continuing.

“Our randomized open-label Phase 2 study was designed to evaluate Taksta compared to the standard of care in patients with prosthetic joint infections,” said Dr. Fernandes. “Despite the small number of patients that completed the trial so far due to the original exclusive entry criteria, the results to date are consistent with a positive effect of Taksta in this indication. Along with the very strong results from studies world wide of fusidic acid in PJI, the active antibiotic of Taksta, we are optimistic that this study will lay the groundwork for a defined Phase 3 study.

“A very important milestone, which we previously announced in October 2013, was Taksta’s Orphan drug designation granted by the U.S. Food and Drug Administration. This was a significant event for Cempra for a number of reasons. It may provide a 50% clinical cost tax credit and allow for a PDUFA fee waiver along with seven years statutory market exclusivity. In addition, orphan drug designation gives us an opportunity to develop a path to a new drug application (NDA) concurrently while running our Phase 2 study rather than waiting for completion of the trial to discuss the path toward an NDA. We have designed an innovative Phase 3 study that may be a path toward an NDA. We plan to submit the proposed Phase 3 study protocol to the FDA early next year and discuss our strategy with the FDA in the first half of 2014.”

PJIs occur in about 1% of hip replacements and 2% of knee replacements, with an overall incidence rate of about 20,000 per year in the U.S. at current hip and knee arthroplasty rates. There are few good options to treat these serious staphylococcal, often MRSA, infections, which require long-term antibiotic treatment. Current therapy in the U.S. is with intravenous antibiotics such as vancomycin and multiple surgeries. An oral drug that can be safely administered for a long period of time could improve care and quality of life for these patients. In addition to the Orphan designation, the Office of Rare Diseases Research has recognized and listed PJI as a rare disease in December 2013.

Conference call and webcast information

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Clinical Update call, conference ID#: 24949034.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a late clinical-stage pharmaceutical company focused on developing antibiotics to treat critical bacterial infections in patients in both acute and primary care settings. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. TAKSTA was recently granted orphan drug designation for this indication. Both product candidates seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; the results of studies of our product candidates conducted by others; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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